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                                                                    Exhibit 15.1

                              [Letterhead of KPMG]

The Board of Directors
Duke Realty Investments, Inc.:

With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our report dated May 3, 1999 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                  /s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
June 29, 1999